EXHIBIT 4

                        STEWARDSHIP FINANCIAL CORPORATION

                               DIRECTOR STOCK PLAN

     1. Purpose. This Director Stock Plan (the "Plan") is intended to permit members of the Boards of Directors ("Directors") of Stewardship Financial Corporation (the "Company"), Atlantic Stewardship Bank (the "Bank") and any subsidiaries ("the Subsidiaries") which the Company may, directly or indirectly through the Bank, from time to time own or establish, to receive any Board of Directors' fees to which they may otherwise be entitled pursuant to policies adopted by their respective Boards of Directors ("Directors' Fees") in shares of the Company's Common Stock, no par value (the "Common Stock") rather than in cash.

     2. Administration. The Stock Compensation Committee of the Board of Directors of the Company (the "Committee") shall supervise and administer the Plan. Subject to the provisions of the Plan, the Committee shall have the authority to take any and all actions necessary to implement and interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary and advisable in administering the Plan. All such determinations shall be final and binding upon all persons. A quorum of the Committee shall consist of a majority of its members and the Committee may act by vote of a majority of its members at a meeting at which a quorum is present, or without a meeting by a written consent to the action taken signed by all members of the Committee. The Committee

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may request advice or assistance or employ such other persons as are necessary for the proper administration of the Plan.

     3. Eligible Participants. All members of the Boards of Directors of the Company, the Bank or any Subsidiaries are eligible to participate in the Plan, to the extent they are eligible to receive Directors' Fees.

     4. Election to Participate. Each Director may elect to participate in the Plan effective on the first day of any month following the date he or she makes such election by notifying the Committee in writing of such election to participate and authorizing the Committee to pay any and all Directors' Fees such Director would otherwise be entitled to receive in shares of Common Stock as determined pursuant to Section 5 hereof. A Director who is participating in the Plan may, at any time, withdraw from the Plan by delivering to the Committee a written notice of withdrawal. Such notice of withdrawal shall be effective 10 days after its receipt by the Committee. From and after the date of such effective withdrawal, any Directors' Fees to which such Director may be entitled will be paid in cash.

     5. Distribution of Shares. On the last business day of each calendar month end in which a participating Director is entitled to receive Directors' Fees, he or she shall receive, in lieu of such fees, the number of whole and fractional shares of the Common Stock which such Directors' Fees would entitle such Director to purchase based upon the fair market value of such shares at such month end. For purposes of this Plan, the term "fair market value" means the fair market value as determined by the Committee in good faith and in a manner established by the Committee from time to time taking into account such factors as the Committee shall deem

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appropriate. Shares to be distributed under this Plan may either be issued directly from the Company's authorized but unissued shares or shares which have been purchased in one or more transactions on the open market at the direction of the Committee. In the event shares are purchased in the open market, the Company will be responsible for paying any and all brokerage or other transactional fees incurred in connection with such purchases.

     6. Tax and Securities Law Implications of the Plan: Holding Period

     (a) Each Director participating in the Plan will be responsible to pay any and all federal, state and local taxes due in connection with the acquisition of shares of Common Stock hereunder in the same manner as if such participating Director had received their Directors' Fees in cash. Each such participating Director will receive a Form 1099 from the Company indicating the value of director fees paid in Common Stock.

     (b) The shares of common stock issued under the Plan will have been registered under the Securities Act of 1933, as amended and under applicable state securities laws. However, participating Directors may be deemed to be "affiliates" of the Company, and may therefore be subject to any and all restrictions on transfers imposed upon affiliates.

     (c) In order to comply with Securities and Exchange Commission Rule 16b-3 under the Securities Exchange Act of 1934, as amended, each share of Common Stock issued pursuant to this Plan must be held by a participating Director, and may not be transferred by such participating Director, for a period of six (6) months from its date of issuance. In order to

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ensure compliance with this provision, the Company will ensure that stop transfer orders are place on its stock transfer books with regard to such shares.

     7. Rights to Continued Service on the Board of Directors. Nothing provided in this Plan shall be deemed to enlarge or otherwise affect any rights a participating Director may have to continue to serve on the Board of Directors of the Company, the Bank or any Subsidiary.

     8. Amendment or Termination of the Plan. The Board of Directors of the Company may elect, at any time and from time to time, to amend, modify or terminate the Plan in any respect. Upon such termination, a participating Director shall have no further rights to acquire shares of the Common Stock hereunder.

     9. Governing Law. The Plan and all transactions hereunder shall be governed by and construed in accordance with the substantive law of the State of New Jersey.

     10. Indemnification of the Committee. Service on the Committee shall constitute service as a Director of the Company so that members of the Committee shall be entitled to such rights of indemnification and reimbursement, and such limitations on liability, as are Directors of the Company pursuant to the terms of the Company's Certificate of Incorporation and Bylaws.

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